Exhibit 10.1

[Protective Letterhead]

May 1, 2020

Mr. Carl S. Thigpen

Executive Vice President and Chief Investment Officer
Protective Life Corporation
2801 Highway 280 South
Birmingham, AL 35223

Re:       Consulting Agreement

Dear Carl:

In anticipation of your ceasing to serve as Executive Vice President and Chief Investment Officer of Protective Life Corporation (“Protective”), the purpose of this Consulting Agreement (this “Letter”) is to set forth our mutual understanding regarding your provision of certain consulting services to Protective beginning June 13, 2020, following your retirement on June 12, 2020 (your “Separation from Service”). Given your long tenure and service as a senior officer of Protective, Protective seeks to engage you as an independent contractor to be called upon, as needed, to provide the consulting and business transition services described below.

1.          Consulting Services. You will perform “Consulting Services” for Protective from June 13, 2020 through December 31, 2020 (the “Consulting Period”). Consulting Services means such services as may be requested from time to time by Protective’s management, which may include, but not be limited to: providing consulting support for Phil Passafiume and Laura McDonald, as they assume new responsibilities; providing support in transitioning business relationships to Mr. Passafiume and Ms. McDonald; and providing consulting services to Rich Bielen, as needed. It is reasonably anticipated that the during your service as an independent contractor, the level of services you perform for Protective will permanently decrease, such that on the whole for the Consulting Period, you will perform no more than 20% of the average level of bona fide services you performed over the 36-month period immediately preceding your Separation from Service. Accordingly, your Separation from Service for purposes of Section 409A will occur when your employment with Protective ends on June 12, 2020.

2.          Status as Independent Contractor. Protective is interested only in the results obtained in the performance of the Consulting Services, and not in the manner by which such results are achieved. For ease of communication, you may retain access to your Protective email address while performing the Consulting Services. You may perform Consulting Services in any location that is appropriate for the performance of such services (unless Protective instructs you otherwise to facilitate computer security or similar matters). During the Consulting Period, you will not be an “employee” of Protective, and accordingly will not be eligible for any Protective benefits, including but not limited to any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Protective to its employees, except as otherwise may be required by law (e.g., COBRA) or as otherwise provided by applicable policies and procedures of Protective.

Consulting Agreement
Mr. Carl S. Thigpen
May 1, 2020
Page 2 of 5

3.          Payment, Fees, Taxes. In consideration for your agreement to perform the Consulting Services and to comply with the other undertakings provided herein, Protective will pay you $10,000 per month. You should submit invoices for your services to Protective for approval, no less frequently than monthly, with payment to be made by Protective within 30 days of its receipt of each such monthly invoice. Because you are an independent contractor, no taxes shall be withheld from any payments made under this Section 3. You are responsible for paying, and agree to pay, any taxes that may be due with respect to any payments made to you under this Letter. You agree to indemnify and hold Protective and its affiliates, officers, employees and agents harmless from any claim, loss, tax, penalty, fee, assessment or cost (including, without limitation, reasonable attorney fees) related to or arising in any way out of your failure or alleged failure to comply with your obligations under this Section 3. Protective will reimburse you for any travel or other expenses incurred in the performance of the Consulting Services in accordance with Protective’s standard policies and procedures.

4.          Termination. This Letter will terminate on December 31, 2020. Notwithstanding the termination of this Letter, (a) the provisions of Section 3 will remain applicable for any Consulting Services performed before termination of this Letter, and (b) the provisions of Sections 5, 6, and 7 will survive the termination of this Letter.

5.          Confidential Information. All Confidential Information concerning Protective or acquired by you in the performance of Consulting Services hereunder, and tangible forms of such information, shall not, either during or after the term hereof, be disclosed to any other person without prior written approval of Protective. Confidential Information means: (a) any personally identifiable information which means any information related to, can, or does identify a specific individual or by or from which a specific individual may be identified, contacted, or located; (b) any Protected Health Information and Electronic Protected Health Information, respectively, as defined in 45 C.F.R. §160.103; and (c) any non-public information relating to the business, business plans, systems, finances, compensation arrangements, employees, customers, suppliers, or business or marketing strategies of Protective, financial arrangements and plans for the acquisition or disposition by Protective of businesses or assets, or contracts or arrangements to which Protective is a party. You will maintain the confidentiality of any Confidential Information received in the course of carrying out the obligations of this Letter in perpetuity, regardless of whether such Confidential Information may be publicly available, received by a third-party, or independently discovered. If any Confidential Information is required to be disclosed because it is required by law, you must notify Protective prior to such disclosure and must not disclose any Confidential Information as Protective may contest the disclosure or seek a protective order.

Consulting Agreement
Mr. Carl S. Thigpen
May 1, 2020
Page 3 of 5

6.          Compliance with Applicable Laws. You agree and understand that, while performing Consulting Services for Protective, you will comply at all times with all applicable federal, state, county, and municipal laws, regulations, rules, codes, ordinances, policies, guidance, directives, orders and decrees which in any manner affect this Letter or your performance.

7.          Compliance with Privacy Laws. You agree and understand that, while performing Consulting Services for Protective, you may have access to personal, health and financial information about Protective’s customers, prospective customers, and consumers. You agree to comply with applicable provisions of the Privacy Laws (defined below). You agree that this Letter shall be treated as a service agreement under which you provide services to or for Protective under Title V of the Gramm-Leach-Bliley Act, any other applicable law regarding privacy of customer and consumer information, and the applicable regulations promulgated pursuant thereto (collectively, the “Privacy Laws”). You will not disclose or use nonpublic personal information about consumers or customers that you receive from Protective except (i) to carry out the purposes for which Protective disclosed such information; or (ii) as otherwise permitted by law as an exception to the notice and opt-out requirements established under the Privacy Laws. You will implement appropriate measures to ensure the security and confidentiality of customer and consumer information; protect against any anticipated threats or hazards to the security of the information; protect against unauthorized access to or use of the information that could result in substantial harm or inconvenience to any customer or consumer; and, to the extent permitted by applicable law, during the term of this Letter you shall grant Protective reasonable access to audits, test results, or other equivalent evaluations of such measures as may be reasonably necessary for Protective to evaluate the adequacy of the program.

8.          Entire Agreement. This Letter constitutes the full and complete understanding and agreement of the parties with respect to the subject matter hereof. This Letter may not be amended or modified orally, but only by a written instrument duly executed by each party.

9.          Severability. If any court of competent jurisdiction determines that any provision contained in this Letter, or any part thereof, is unenforceable for any reason, such court shall have the power to modify the duration or scope of such provision, or otherwise modify such provision, as the case may be, and in its reduced form such provision shall then be enforceable. If, notwithstanding the preceding sentence, any court of competent jurisdiction determines that any provision contained in this Letter, or any part thereof, is unenforceable and cannot, for any reason, be modified and enforced as described in the preceding sentence, such determination shall not affect, impair or invalidate the remainder of this Letter.

Consulting Agreement
Mr. Carl S. Thigpen
May 1, 2020

10.        Governing Law; Venue. The validity of this Letter and the rights, obligations and relations of the parties hereunder shall be construed and determined under and in accordance with the laws of the State of Alabama; provided, however, that if any provision of this Letter is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Letter shall otherwise remain in full force. Suit to enforce any provision of this Letter, or any right, remedy or other matter arising there from, will be brought exclusively in the state or federal courts located in Jefferson County, Alabama. The parties, therefore, consent to venue in Jefferson County, Alabama and to the in personam jurisdiction of the aforementioned courts.

(signature page follows)

Consulting Agreement
Mr. Carl S. Thigpen
May 1, 2020
Page 5 of 5

If you agree that this letter properly reflects our understanding regarding the above- described matters, please sign both copies of this Letter where indicated below, returning one copy and keeping the other for your records.

PROTECTIVE LIFE CORPORATION

/s/ Richard J. Bielen
By: Richard J. Bielen
Its: President and Chief Executive Officer

Agreed and Accepted:

/s/ Carl S. Thigpen
Carl S. Thigpen
Date:	May 1, 2020